Exhibit 99.1

Green Plains Announces Corporate Governance Enhancements

•	Names Jim Anderson Lead Independent Director
•	Amends Bylaws and Adopts Corporate Governance Guidelines to Strengthen Shareholder Rights
•	Reiterates Commitment to Further Build on the Board’s Expertise and Enhance Diversity through Previously Announced Comprehensive Director Search Process

OMAHA, Neb. September 28, 2021, (GLOBE NEWSWIRE)  Green Plains Inc. (NASDAQ: GPRE) today announced that the Board of Directors (the “Board”) has unanimously approved changes to the Board’s leadership structure, Fourth Amended and Restated Bylaws (the “Bylaws”) and corporate governance documents to further enhance the effectiveness of the Board’s oversight and strengthen shareholder rights.

Appointment of Jim Anderson as Lead Independent Director

The Board has appointed Jim Anderson to the newly-created role of Lead Independent Director. In this role, Mr. Anderson will be responsible for leading meetings of the independent directors, presiding at meetings of the Board at which the Chairman is not present and reviewing and providing input on Board agendas and materials in advance of Board meetings. The Lead Independent Director will also have the authority to call meetings of the independent directors. Mr. Anderson has served on the Board since 2008 and is currently the Chief Executive Officer of Molycop and previously held various executive roles at United Malt Holdings, The Gavilon Group, LLC and ConAgra Foods, Inc. As part of these Board leadership changes, the Board has eliminated the position of Vice Chair. Alain Treuer, the current Vice Chair, will continue as an independent director.

Amendments to Bylaws and Other Governance Enhancements

The Board has also adopted amendments to the Bylaws, including:

•	incorporating a majority voting standard in uncontested elections of directors;
•	lowering the ownership threshold for shareholders to call a special meeting from 50% to 20%; and
•	allowing long-term shareholders the ability to nominate directors in the Company’s proxy statement via a “proxy access” provision.

In addition, as part of a comprehensive corporate governance review following the 2021 annual shareholders meeting, the Board has also published new Corporate Governance Guidelines and adopted a new Board Qualifications and Diversity Policy codifying its commitment to enhancing and maintaining Board diversity. The Board also approved updates to the charters of the Audit, Nominating and Governance and Compensation Committees aimed at clarifying and enhancing the oversight roles of these key independent Board committees in accordance with corporate governance best practices.

Board Commentary

“As part of our review of our corporate governance and Board composition, the Board has unanimously adopted changes to our leadership structure, Bylaws and corporate governance policies to enhance accountability and strengthen shareholder rights,” said Kimberly Wagner, Chair of the Green Plains Nominating and Governance Committee. “We are continuing our search for a new, highly qualified complementary director with the assistance of a third-party search firm and appreciate the input we have received from shareholders regarding the profile and experience they believe we should add to the Board.”

“I’d like to congratulate Jim on being appointed Lead Independent Director,” said Wayne Hoovestol, Chairman of the Board of Green Plains. “Jim’s background and experience have been invaluable to the Board as we oversee the execution of the Company’s ambitious transformation to Green Plains 2.0. The governance enhancements we’ve announced today, along with the Board leadership changes, underscore our commitment to sound Board oversight and aligning Green Plains’ corporate governance with best practices. We look forward to sharing updates on our Board refreshment process in due course, and I am confident we will continue to enhance our approach to environmental, social and corporate governance matters for the benefit of our shareholders and other stakeholders.”

About Green Plains Inc.

Green Plains Inc. (NASDAQ:GPRE) is a leading biorefining company focused on the development and utilization of fermentation, agricultural and biological technologies in the processing of annually renewable crops into sustainable value-added ingredients. This includes the production of cleaner low carbon biofuels, renewable feedstocks for advanced biofuels and high purity alcohols for use in cleaners and disinfectants. Green Plains is an innovative producer of Ultra-High Protein and novel ingredients for animal and aquaculture diets to help satisfy a growing global appetite for sustainable protein. The Company also owns a 48.9% limited partner interest and a 2.0% general partner interest in Green Plains Partners LP. For more information, visit www.gpreinc.com

Forward-Looking Statements

This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements reflect management’s current views, which are subject to risks and uncertainties including, but not limited to, anticipated financial and operating results, plans and objectives that are not historical in nature. These statements may be identified by words such as “believe,” “expect,” “may,” “should,” “will” and similar expressions. Factors that could cause actual results to differ materially from those expressed or implied include: disruption caused by health epidemics, such as the coronavirus outbreak, competition in the industries in which Green Plains operates; commodity market risks, financial market risks; counterparty risks; risks associated with changes to federal policy or regulation, including changes to tax laws; risks related to closing and achieving anticipated results from acquisitions and disposals. Other factors can include risks associated with Green Plains’ ability to realize higher margins anticipated from the company’s high protein feed, clean sugar, specialty alcohol and carbon sequestrations initiatives; to achieve anticipated savings from Project 24; to successfully pursue its ongoing transformation strategy and other risks discussed in Green Plains’ reports filed with the Securities and Exchange Commission. Investors are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this news release. Green Plains assumes no obligation to update any such forward-looking statements, except as required by law.

Green Plains Inc. Contacts

Investors: Phil Boggs | Executive Vice President, Investor Relations | 402.884.8700 | phil.boggs@gpreinc.com

Media: Lisa Gibson | Communications Manager | 402.952.4971 | lisa.gibson@gpreinc.com

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